Exhibit 5.1
FREDRIKSON & BYRON, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
Telephone: (612) 492-7000
Facsimile: (612) 492-7077
July 10, 2014
Cardiovascular Systems, Inc.
651 Campus Drive
St. Paul, MN 55112
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We are acting as corporate counsel to Cardiovascular Systems, Inc. (the “Company”) in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) covering 834,134 shares (the “Shares”) of Common Stock issuable pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”).
In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company: (i) the Company’s Restated Certificate of Incorporation, as amended; (ii) the Company’s Amended and Restated Bylaws, as amended; (iii) certain corporate resolutions and minutes adopted by the Board of Directors and stockholders of the Company pertaining to the adoption, approval and amendment of the Plan; (iv) the Plan; and (v) the Registration Statement.
Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that, upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Fredrikson & Byron, P.A.

By:	/s/ Alexander Rosenstein
Alexander Rosenstein, Vice President